EXHIBIT 3

ADP Comments on Glass Lewis Recommendation

ADP Strongly Disagrees with Recommendation; Urges Stockholders to Protect the Value of Their
Investment and Vote "FOR" All 10 ADP Director Nominees on the WHITE Proxy Card Today

ROSELAND, NJ – October 23, 2017 -- ADP (NASDAQ: ADP) today issued the following statement in response to a report by Glass Lewis & Co. (“Glass Lewis”) regarding the election of directors to ADP’s Board of Directors at the Company’s 2017 Annual Meeting of Stockholders, to be held on November 7, 2017.  ADP strongly disagrees with Glass Lewis’ recommendation, which does not reflect the Company’s strong track record of delivering value to shareholders or the deep experience and complementary skill sets of its 10 incumbent Directors. ADP urges all stockholders to vote "FOR" ADP’s 10 director nominees on the WHITE proxy card today.

“We strongly disagree with Glass Lewis’ recommendation, which does not take into account the significant business risk inherent in Pershing Square’s margin expansion target nor the negative impact it would have on client retention and ADP’s overall business. After thoroughly reviewing Pershing Square’s nominees’ credentials, ADP’s Board determined that none has relevant technology or Human Capital Management experience and all lack skills and experience that would be additive to our Board.”

“Glass Lewis fails to recognize ADP’s outstanding track record of outperformance relative to our peers and the broader market, the strategic investments ADP has made to develop new, innovative technology and services, and the stewardship and strength of our Board.”

—	ADP’s Total Shareholder Returns (TSR) have consistently outperformed the S&P 500 Index for all relevant time periods.
—	ADP has increased the cash dividend paid to stockholders every year for the past 42 consecutive years and returned $11.3 billion in dividends and share repurchases since FY 2011.
—	ADP’s strategy is driving consistent revenue growth and ongoing margin expansion. Since FY 2012, ADP has achieved compound annual revenue and adjusted EPS growth of 7% and 10% respectively[1].
—
Since FY 2011, ADP has increased net operational margins by 580 basis points[1]. In addition, ADP’s management team and Board have a tangible plan to drive an additional 500 basis points in net operational margin improvement by FY 2020.

—	ADP has also maintained annual client retention above 90% for each fiscal year since FY 2011.
—	The ADP Board, which has added four new Directors since 2014, has been instrumental in overseeing a track record of strong operational and financial results.
—
The Board has overseen a significant transformation of ADP – we have successfully transitioned 83% of our clients to the cloud without sacrificing the trust, reliability, and customer service that are core to our mission.

“We are disappointed that Glass Lewis failed to acknowledge the lack of relevant experience of Pershing Square’s nominees as well as Pershing Square’s own failure to grasp the nuances of ADP’s business.

1 Adjusted EPS and net operational margin are non-GAAP metrics. Refer to ADP’s Investor Presentation filed as Definitive Additional Materials with the Securities and Exchange Commission on September 12, 2017 for reconciliation to their closest GAAP metrics.

Glass Lewis has chosen to ignore the concerns of management and the Board regarding the impact of major cost cutting on client retention and its impact on profitability and growth –  concerns that are based on actual experience in operating the company – in favor of a radical plan that is devoid of substance and detail propounded by individuals with absolutely no experience in our business.  Shareholders should be particularly concerned in light of the effects of Pershing Square's similar ‘plan’ at J.C. Penney.”

“We continue to believe that our Board possesses the right qualifications and experience – including an effective balance of leadership continuity and fresh perspectives – to continue our strong track record of shareholder value creation, represent all shareholder interests and uphold our commitments to all of our stakeholders.”

Protect the Value of Your Investment by Voting the WHITE Proxy Card Today

Stockholders are strongly urged to vote "FOR" ADP's 10 highly qualified and experienced directors. For additional information, stockholders should visit VoteADP.com.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today online, by phone or by mail by following the directions on your WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:
(877) 750-0510

Banks and Brokers Call Collect:
(212) 750-5833

REMEMBER:

Discard any Gold proxy card that you may receive from Pershing Square.

Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

The ADP logo, ADP, are registered trademarks of ADP, LLC. ADP A more human resource. is a service mark of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2017 ADP, LLC. All rights reserved.

ADP-Media

SAFE HARBOR STATEMENT
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833.Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:
Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com